Exhibit 10.1

March 22, 2016

Mr. Ebrahim Abbasi

Dear Ebrahim:

This Letter Agreement confirms your promotion to the position of Chief Operating Officer (COO) of Violin Memory, Inc. (Company) which the Company’s Board of Directors has determined is an executive officer position for purposes of Securities and Exchange Commission reporting.

1.	Position. Your title is COO and you will report to the Company’s President and Chief Executive Officer (CEO).

2.	Outside Activities. While you render services to the Company, you agree that you will not engage in any employment, consulting or other business activity in the memory or storage technology industry without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

3.	Compensation. Your base salary and bonus target will remain unchanged at $400,000.00 and 100% of base salary respectively. You will continue to receive regular salary payments according to the Company’s standard payroll practices.

4.	Change of Control. Your Change of Control and Severance Agreement effective March 2014 (COC Agreement) is unchanged and remains in full force and effect.

5.	Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits offered to other full-time employees, and you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

6.	Proprietary Information and Inventions Agreement. Effective March 2014 you and the Company entered into the Company’s standard Proprietary Information and Inventions Agreement (PIIA), is unchanged and remains in full force and effect.

7.	Employment Relationship. Your employment by the Company continues to be for no specific period of time. Your employment continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although Company policies may change from time to time, the “at-will” nature of your employment with the Company may only be changed in an express written agreement signed by you and the CEO.

8.	Withholding Taxes. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9.	Entire Agreement. This Letter Agreement supersedes and replaces the offer of employment letter agreement between you and the Company dated March 2014. This Letter Agreement, the COC Agreement, the PIIA and the Restricted Stock Unit agreements constitute all of the agreements between you and the Company regarding the matters described in the agreements. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Letter Agreement by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision, at another time.

Ebrahim Abbasi

10.	Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

a.	The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the applicable state or national Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County, California, or at your option in the county in which you primarily worked for the Company at the time when the dispute or claim first arose. You and the Company agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including, without limitation, motions to dismiss or strike, demurrers and motions for summary judgment.

b.	The Company will pay all costs of the arbitration to the extent that such costs would not otherwise be incurred by you in a court proceeding. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

c.	This arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

d.	If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

If you have any questions, please contact me.

Sincerely,

/s/ Kevin DeNuccio
Kevin DeNuccio
President and CEO
Violin Memory, Inc.

I have read this Letter Agreement and accept the offer of the position set forth above:

/s/ Ebrahim Abbasi
Signature: Ebrahim Abbasi
Date: March 23, 2016